UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016 (February 11, 2016)

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 11, 2016, Chaparral Energy, Inc. (the “Company”) borrowed $141.0 million under the Eighth Restated Credit Agreement, dated as of April 12, 2010, by and among the Company, as borrower, JPMorgan Chase Bank, National Association, as administrative agent, and the lenders party thereto, as amended and currently in effect (the “Credit Facility”), which represents substantially all of the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes.

As of February 11, 2016, following the funding of this borrowing, the aggregate principal amount of borrowings under the Credit Facility was $548.0 million. This is in addition to $828,000 of outstanding letters of credit. These new borrowings initially bear interest at the ‘alternate base rate’ which is the greatest of (i) the prime rate published by the administrative agent under the Credit Facility, (ii) the federal funds rate plus 0.50%, or (iii) the ‘adjusted LIBO rate’ (as defined in the Credit Facility) plus 1.00%, plus, in each case, an applicable margin of 1.50%.

Item 8.01. Other Events.

The Company has retained Evercore and Latham & Watkins, LLP to advise the Company and assist in analyzing and considering financial, transactional, and strategic alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 12, 2016

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President